Exhibit 99.1

Investor Relations	270 Park Avenue New York, NY 10017
To: The Investment Community
From: JPMorgan Chase Investor Relations
Date: April 11, 2006
Re: Disclosure Changes

Highlighted below are key enhancements to JPMorgan Chase’s (JPM) financial disclosure that became effective January 1, 2006 and will be reflected in the JPM’s first quarter 2006 financial results. These changes are intended to reflect more closely the manner in which JPM’s business segments are currently managed and to provide improved comparability with competitors.
1.	Reported versus Operating Basis Disclosure
-	No separate presentation of “operating earnings”
2.	Managed Basis Disclosures

-	Trading-related net interest income will no longer be reported in trading revenue
-	Managed basis will continue to exclude the impact of credit card securitizations and reflect tax-equivalent adjustments for the business segments
3.	GAAP Disclosure
-	Trading revenue and private equity gains (losses) have been combined into a new caption, principal transactions, on the consolidated income statement
4.	Business Segment Disclosures
-	Retail Financial Services has been reorganized into three businesses: Regional Banking, Mortgage Banking and Auto Finance

-	Treasury & Securities Services, as previously announced, reorganized by combining Investor Services and Institutional Trust Services into Worldwide Securities Services

-	Various wholesale banking clients, and the related revenue and expense, have been transferred between Commercial Banking, Investment Bank and Treasury & Securities Services
-	Corporate segment disclosure has been expanded to include net revenue and net income for Treasury and Other Corporate

-	Certain expenses previously recorded in Corporate and allocated to the business segments are now recorded as direct expenses in the businesses
In order to assist you in understanding the effects of these and other changes, attached is a Financial Supplement which provides a description of the disclosure changes and 2005 financial information on both a quarterly and full year basis which reflects the changes as if they had been in effect throughout 2005.
We hope you find the attached information helpful. Please let us know if you have any questions.

Regards,

Julia Bates
Director of Investor Relations

JPMorgan Chase Investor Relations Team:
Julia Bates	212-270-7318	julia.b.bates@jpmorgan.com

Ana Capella	212-270-4160	ana.capella@jpmorgan.com

Melissa Feldsher	212-270-3517	melissa.x.feldsher@jpmchase.com

Charlie Peruski	212-270-4825	charles.peruski@jpmchase.com